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                                                                     EXHIBIT 3.8


                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                                    E-STAMP


     E-STAMP CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY:

          FIRST: The Board of Directors of the Corporation and a majority of the stockholders entitled to vote on the matter have adopted a resolution by written consent whereby Article IV, Paragraph A of the Certificate of Incorporation of said corporation is deleted in its entirety and replaced with the following:

          "A.  Classes of Stock.  The corporation is authorized to issue two
               ----------------
          classes of capital stock, designated Common Stock (hereby referred to as "Common Stock") and Preferred Stock (hereinafter referred to as
              ------------
          "Preferred Stock").  The amount of total authorized capital stock of
           ---------------
          the Corporation is one hundred twelve million (112,000,000) shares, divided into one hundred million (100,000,000) shares of Common Stock, $.001 per value per share, and twelve million (12,000,000) shares of Preferred Stock, $.001 par value per share."

          SECOND: That the aforesaid amendment was adopted by a written consent of a majority of the stockholders entitled in vote on the matter in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Sunir K. Kapoor, its President, on this 2nd day of July, 1998, who hereby acknowledges and represents, on behalf of said corporation that the facts stated herein are true.

                                       E-STAMP CORPORATION


                                       By:   /s/ Sunir K. Kapoor
                                          --------------------------
                                          Sunir K. Kapoor, President